February 28, 2002


NTS - Properties Plus Associates
10172 Linn Station Road
Louisville, Kentucky 40223

RE:      Merger between
         NTS - Properties Plus and ORIG, LLC Louisville, Kentucky File #1200-0031-01 LOU (C)

To Whom It May Concern:

         At your request, we have prepared a comparable analysis in connection with the merger of NTS - Properties Plus limited partnership with and into ORIG, LLC. For additional references the reader should refer to the limited partnership agreement and the Integra Realty Resources Kentucky-Southern Indiana real estate appraisals of the Blankenbaker Business Center IA (BBCIA), and Lakeshore I, II, and III properties with the effective date of December 31, 2001 [Integra Realty Resources Kentucky-Southern Indiana files #700-025-01 LOU (U), #700-026-01 LOU (U), and #700-027-01 LOU (U)].

         The comparable analysis has relied on the following documentation to determine the implied value of the limited partnership interests of NTS - Properties Plus, Ltd.

        - Forms 10-K for fiscal years 1999, 2000 and Form 10-Q for the third quarter of 2001.

        - Amended and Restated Agreement of Limited Partnership of NTS - Properties Plus, Ltd.

         These documents are in Exhibit "A" in the addenda.

         This report will present an analysis of comparable partnerships and comparable transactions, and a discounted cash flow analysis. These are preferred methods of valuation when the partnership interests have limited trading volume.

         Attached you will find the facts and conclusions used in arriving at the appropriate valuation of the limited partnership.

         The valuation conclusion is based upon the following special assumptions:

        - The partnership agreement is fully in effect as of the date of this report.

        - The partnership has a 7.69% interest in Lakeshore III, which is an office building recently completed and in the initial phase of absorption of occupancy.

        - The report is not to be used for documentation of personal income taxes.


Sincerely yours,



George M. Chapman, MAI, SRA, CRE

GMC/lja

Attachment

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 1


PURPOSE, USE, AND DATE
----------------------

         The purpose of this report is to present the analyses used to establish the valuation of the limited partnership interests. The following is a list of the assets of the limited partnership:


     ---------------------------------------------------------------------

                          NTS - Properties
                            Plus Ltd.
                         Percentage of
                            Ownership              Property Description
     ---------------------------------------------------------------------

     BBCIA                     39.05%         Louisville Office Building

     Lakeshore I                7.69%         Fort Lauderdale Office Building

     Lakeshore II               7.69%         Fort Lauderdale Office Building

     Lakeshore III              7.69%         Fort Lauderdale Office Building(1)
     Office Building

     (1)The office building is 100% complete, 50% leased and approximately 30% occupied as of 12/31/01.

         The percentage of ownership in the Lakeshore properties was diluted in the second quarter of 2000 because of the cash infusion to construct Lakeshore III by other participants in the joint venture. NTS-Properties Plus did not have the ability to make a cash contribution at this time. Prior to the dilution, NTS
- Properties Plus, Ltd. had a 12% ownership in Lakeshore I, II, and III.

         The effective date of this report is January 1, 2002. The date of this report is January 15, 2002.

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 2


ASSUMPTIONS AND LIMITED CONDITIONS
----------------------------------

         The special assumptions and limited conditions associated with this report are as follows:

        - The partnership agreement is fully in effect as of the date of this report.

        - The partnership has a 7.69% interest in Lakeshore III, which is an office building recently complete and in the initial absorption phase of occupancy.

        - The report is not to be used for documentation of personal income taxes.

         The scope of this report includes a search of the current merger literature, literature on controlling interest acquisitions, and court rulings. Local stock brokerage firms, accounting firms, lawyers, and legal experts were consulted in deriving criteria for, and the conclusions of, this analysis. Integra Realty Resources Kentucky-Southern Indiana's competency to value the limited partnership interest is based on prior experience with property valuations of partial interests valuations, and fairness opinions of limited partnerships.

DESCRIPTION OF THE ASSETS
-------------------------

         The interests in the real property are described in the real estate appraisal reports with effective dates of December 31, 2001

ASSET VALUE
-----------

         The market value of the real estate is described on pages 1 and 2 of the real estate appraisal reports. The objective of this document is to determine the market value range for the limited partnership interests in the NTS - Properties Plus Ltd. limited partnership.

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 3



LIMITED PARTNERSHIP
-------------------

         The original offering of NTS - Properties Plus occurred from June 24, 1988 through June 23, 1990. The partnership issued 685,647 units for proceeds of $13,712,940, or approximately $20.00 per unit. Quarterly distributions were determined based on current cash balances, cash flow being generated by operations and cash reserves. Distributions have not been made since 1991. There were 643,650 units outstanding as of December 31, 2001.

         The partnership has had historical earnings before interest and taxes and net income per limited partnership interest of the following:

                                  EBIT(1)      Net Income Per Limited
                                                 Partnership Interest
                             ---------------   ----------------------


                     1994     ($1,803,166)                 ($2.60)

                     1995     ($  386,230)                 ($0.56)

                     1996     ($  145,057)                 ($0.21)

                     1997     ($  224,694)                 ($0.35)

                     1998    $2,026,515(2)                  $3.04

                     1999     $   175,577                   $0.27

                     2000     $   183,021                   $0.28


                     (1) The EBIT omits the other incomes which may be non-recurring and variable.

                     (2) Sales of University Business Center Phase II on October 6, 1998, extraordinary non-recurring items. Source: NTS Properties Plus, Ltd, Forms 10-K, Fiscal Years 1997 to 2000; Form 10-Q September 30, 2001.

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 4

HISTORY OF TRANSFERS OF INTEREST
--------------------------------

         The following is the history of the transfers of interest based on the information provided by Stifel Nicolaus and Company, the partnership underwriter, NTS - Properties Plus Ltd., and in recent years NTS Development Company. The current interest price has been influenced by the acquisitions of ORIG, which have accounted for approximately 100% of the volume in 2000 and 2001. The percentage of ORIG activity was based on reports provided to Integra Realty Resources Kentucky-Southern Indiana from NTS - Properties Plus, Ltd.


                                NTS - Properties Plus, Ltd. - Transactions in Interests
                                -------------------------------------------------------



                              Weighted Avg.           Price             Estimated Monthly         Approx.
                Year              Price              Low High          Volume in Interests      % Interests(1)
          ----------------- ------------------ --------------------- ------------------------ -----------------

                1997              $0.88        $0.86      $0.95               1,500                 1.5%

                1998              $0.86        $0.81      $0.98                 825                 1.0%

                1999              $1.00        $1.00      $1.00               1,029                 2.0%

                2000(2)           $1.00        $1.30      $1.30                 714                 1.0%

                2001(2)           $1.30        $1.30      $1.30              23,000                  43%

          N/A - Not Available

          Source: Stifel Nicolaus and Company, The Partnership Spectrum, Partnership Profiles, Inc.
          (1)   Estimated monthly volume divided by units outstanding.
          (2) The only purchases of interests in 2000 and 2001 were by ORIG, LLC.

         The amalgamated data from the respective sources indicates that the interests have had low trading volume relative to the total number of interests. Share prices have ranged from $0.81 to $1.30 for the previous 5 years. As of September 30, 2001, the total liabilities of the NTS - Properties Plus, Ltd. were $459,583, which was the accrued debt from operations of the limited partnership. It

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 5



has been assumed, as of the effective date of this analysis, that for Lakeshore III real estate debt is short term. The construction loan will be converted into a long-term debt once this property approaches stabilization and all tenant finish has been completed. Currently this loan has a balance of $4,410,000. It will likely increase to about $5,369,000 based on the limited set by the construction lender loan in the next 2 or 3 years.

COMPARABLE PUBLIC PARTNERSHIP ANALYSIS
--------------------------------------

         In this analysis, comparable limited partnerships were identified with similar financial characteristics and similar investments to NTS - Properties Plus Ltd. The ratios and multiples associated with these comparable partnerships were then applied to NTS-Properties Plus Ltd. One of the reasons some partnerships were selected was because the general partner was increasing its holding to a majority ownership. Other reasons were the partnerships are paying no return on the investment. Multiples are derived from sales of the similar partnerships described below. The weakness of this analysis is the differing debt structure of NTS - Properties Plus Ltd. and the comparable partnerships. The partnerships used are Damson/Birtcher Realty Income Fund I and II, NTS Properties VI, and Nooney Real Property Investors II, Nooney Income Fund II, and Krupp Realty Fund III. The multiples/ratios were calculated based on publicly available financial information and research reports and were adjusted for certain extraordinary and non-recurring items. Financial data used included earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest and taxes (EBIT), for the respective time periods. Also certain operating margins, valuation statistics, financial ratios, and projected growth rates were investigated and compared that of NTS-Properties Plus Ltd.

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 6


         In determining the implied enterprise and implied equity value for NTS
- Properties Plus Ltd., historical financial, operating, and other data that was publicly available or furnished by the partnership included, but was not limited to: NTS - Properties Plus Ltd.'s Form 10-K for the period ended December 31, 2000 and Form 10-Q for the period ending September 30, 2001.


                                 NTS - Properties Plus Ltd.
                                 Summary of EBITDA and EBIT

                                               20001           1999           1998(2)         1997
                                             -------------------------------------------------------

Rental Income                                $580,277        $639,747        $854,180       $826,343

Expenses(3)                                  $306,846        $358,082        $404,409       $440,298

Interest Expense                             $172,876        $206,672        $293,936       $303,763

Depreciation and Amortization                $ 90,410        $106,088        $109,793       $161,351

EBITDA                                       $273,450        $281,665        $449,771       $386,045

EBIT                                         $183,021        $175,577        $339,978       $224,694

(1) The current accounting standard precluded deriving the EBITDA and EBIT from the current Form 10-K. This data was derived from accounting records and NTS Development Company records.
(2) Excludes extraordinary gain on sale of University Business Center Phase II to Silver City Properties.
(3)   Without Interest, Tax, Depreciation, and Amortization.

         The historic income and expenses have been declining because of the sell-off of University Business Center Phase II. After review of the historic income and expenses and the individual real estate income sources, the 2000 operating statements provide the most reasonable indication of the future operating income and expenses for valuation.
         The interests in NTS - Properties Plus Ltd. are traded infrequently compared to the publicly-traded equity of the comparable partnerships. The comparables were selected because they have

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 7

general business, operating, and financial characteristics similar to those of NTS - Properties Plus Ltd. Figure 1 (see attachment) is the comparable company analysis. No partnership used in the foregoing analysis is identical to the subject. Accordingly, Integra Realty Resources Kentucky-Southern Indiana did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of the comparable partnerships and other factors that could affect the values of each.

For each of the comparables, the multiplier/ratio used weighted average price per unit divided by the, EBITDA and EBIT per unit during the most recent 12-month period.

The 2000 earnings and per unit earnings for NTS - Properties Plus Ltd. are presented in Figure 2


                                        Figure 2
                                 NTS - Properties Plus Ltd.

                                                                                   $/Interest(1)
                  ------------------ ---------------------- ------------------- --------------------

                  2000               EBITDA                 $273,450                   $0.42

                  2000               EBIT                   $183,021                   $0.28

                  (1)643,650 interests outstanding as of September 30, 2001

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 8


         The range for the 2000 ratios of EBIT/Price and EBITDA/Price is as follows and was based on the most comparable developments.


                    Comparable Ratio Analysis - Effective date as of September 30, 2001

                                                                         Low           High         Avg.

Comparable EBITDA/Price Multiplier                                       3.35           7.67         5.31

$/Interest                                                           x  $0.42        x $0.42      x $0.42
                                                                     --------        -------      -------

Estimated Implied Value of NTS - Properties Plus Ltd (per               $1.41          $3.22        $2.23
interest)



Comparable EBIT/Price Multiplier                                         4.66           8.41         6.81

$/Interest                                                           x  $0.28        x $0.28      x $0.28
                                                                     --------        -------      -------

Estimated Implied Value of NTS - Properties Plus Ltd. (per              $1.30          $2.35        $1.91
interest)

         The per interest implied value range is $1.30 to $2.35 per unit using the EBIT multiplier. From this implied value the current debt is subtracted. The debt reported by NTS was debt for NTS Properties Plus Ltd. operations. From this current value the debt is subtracted because debt is not related to the joint venture, but accumulated as a result of the partnership's inability to earn sufficient income to pay partnership ongoing expenses. Subtracting the debt from the EBIT unit value results in the implied equity value of $0.59 to $1.64 per share using the comparable ratios.


                                                                 Total                        per Interests

Estimated value                                     $ 836,745        $1,512,578       $ 1.30         $ 2.35

Less: debt                                          $(459,583)       $ (459,583)      $(0.71)        $(0.71)

Estimated equity value (per interest)               $ 377,162        $1,052,995       $ 0.59         $ 1.64

Shares outstanding December 31, 2001                  643,650

NTS - Properties Plus Ltd. - Louisville, Kentucky                         Page 9


COMPARABLE TRANSACTION ANALYSIS
-------------------------------

         In determining the implied equity value for NTS - Properties Plus Ltd., we also reviewed and analyzed other company acquisitions where a 50.1% or more interest (the "Comparable Transactions") in the partnership was purchased. The comparable transactions set the upper limit of the value range because the buyers wanted to increase their ownership percentage in existing investments and were willing to pay above the prevailing trading range to acquire a majority interest. A general review of the purchase of controlling interests was noted in The Merger Stats Review, published by Ulihan, Lokey, Howard, and Ziskin of Los Angeles, 2001 publication, which included 660 transactions for which control was purchased in 2000. The mean premium was 49.2%, omitting negative premiums. If the negative were included, the mean for 2000 is 39.1%. Following is a breakdown of these premiums:

Paid Premium                    # of 2000 Transactions*
----------------------- ----------------------------------------

         <20%                             126

        20-40%                            153

        40-60%                            139

       60%-100%                           103

         100%                             52

*total 574 transactions, excluding negative premiums

         Also, a further analysis used the industry Merger Metrics(TM) M & A News Trends, April 2001. Categories analyzed included overall premium acquisition, premiums for construction and building

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 10


and real estate premiums. Individual company premiums were also noted, with an overall range of 27% to 56%, but most were restaurants and hotels. Real estate in 2000 had a premium of 25.2% based on 7 transactions. The low number of transactions (0-7) for the years 1996-2000 reflects premiums of 15.6% to 25.5% and this data does not provide sufficient data to be used exclusively as an accurate indication of market activity.

         The premiums for all mergers appear to be rising over the past year. However, those purchased for all transactions with some relationship to real estate are somewhat lower and reasonably consistent (23% to 29%). The only two real estate transactions reveal low discounts (23% to 32%) in 1999.

         Using the data from Merger Stats a premium range of 25% to 35% was selected to value the interests. The value for interest is estimated based on a premium to be in the range of $1.25 to $1.35.


  NTS - Properties Plus                                                                           Implied Equity
      Unit Price(1)                     % Premium Range               Implied Unit Value               Value
--------------------------------------------------------------------------------------------------------------------
          $1.00             x              25% - 35%                     $1.25-$1.35                 $804,563
                                                                                                     $868,928

(1)  Historic trading price/unit.


DISCOUNTED CASH FLOW ANALYSIS
-----------------------------

         The implied value of NTS - Properties Plus Ltd. can be calculated by performing a discounted cash flow and liquidation analysis. The cash flow projections were prepared by Integra Realty Resources Kentucky-Southern Indiana using the three real estate appraisals. Historical financial statements for these properties were furnished by the NTS - Properties Plus Ltd.

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 11


management. The unleveraged (no debt) free cash flows for NTS - Properties Plus Ltd. are projected for the fiscal years January 1, 2002 through 2011. The leverage-free cash flow, as reported in the pro forma, is equal to earnings before interest and taxes (equal to EBIT) plus depreciation and amortization less capital expenditures and working capital requirements. The cash flows were discounted at rates ranging from 13.9% to 18.3%, based on the weighted average cost of capital ("WACC"). The discount rate was also supported by secondary data from Korpacz Real Estate Survey Fourth Quarter 2001, published by PriceWaterhouseCoopers. The National Suburban Office Market indicated discount rates in all-cash transactions from 9.75% to 13.50%, with a average of 11.42%. The additional risk of the partnership and mortgage financing increases the discount rate to levels equivalent to the WACC. The reversion capitalization rate has been estimated to be equal to the discount rate.

CASH FLOW AVAILABLE FOR DISTRIBUTION PER SHARE
----------------------------------------------

         Since the real estate holdings are partially owned by NTS - Properties Plus, which has a non-controlling interest, the holding time is projected to be 10 years. During this period real estate net operating income (EBITDA) will be offset by administrative expenses and debt interest payments.

         NTS - Properties Plus Ltd. has historically experienced low or negative cash flows with exceptions occurring at aberrations, such as gain due to sale of assets.

         The net income for the real estate of each development is multiplied by the NTS - Properties Plus percentage of ownership to derive the net income for the real estate. In Year 1, the future gross income is $420,763 as shown in Figures 3 and 4 (see attachments).

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 12


         Expenses for partnership administration and the current debt service are subtracted from net income to derive the enterprise/limited partnership cash flow. The debt service will be based on the current debt schedule as presented by NTS.

         The enterprise cash flow for Year 1 is a loss of ($574,333).

DISCOUNT RATE DETERMINATION
---------------------------

         The discount rate takes into consideration inflation, time value of money and the risk related to the collection of the net income amounts estimated in the cash flow projection. The best methodology for the selection of a discount rate is to consider rates used for the acquisition or internal analysis of similar partnerships.

         This weighted average cost of capital (WACC) represents the blended cost of equity and debt capital and thus this approach accounts for the use of both debt and equity in financing the acquisition.

         The joint venture cost of debt capital is that typically found in the marketplace. The Capital Asset Pricing Model (CAPM), cost of equity, is equal to the risk-free rate of securities plus the beta market risk premium. The mathematical function is shown as follows:

         R= rf + (E(rm)-rr)(beta)+SCR

         rf = risk free rate or return

         E(rm) = Expected rate of return of the overall market portfolio

         E(rm) Brr = market risk premium

         SCR = Specific Investment Risk Premium

         beta = is a measure of volatility; in the analysis 1.0 was used

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 13


         The CAPM is meant to explain historic average returns for various assets over a long period of time. This model utilizes the positive theory which describes the market relationship that will result if the investors behave in the manner prescribed by portfolio theory. The CAPM assumptions include:

        1.       Investors are risk averse.
        2. Rational investors seek to hold efficient portfolios and portfolios are fairly diverse.
        3.       All investors have identical time horizons and holding periods.
        4. Investors have identical expectations about such variables as expected rates of return and how capitalization rates are generated.
        5.       No investment taxes.
        6. Rate recorded from lending money is the same as cost of borrowing.
        7.       Market has perfect divisibility and liquidity.

         These assumptions sanitize external influences to appropriately mask or minimize differences in the analyses. The CAPM theory further measures risk of a project by the beta of the cash flow respective of the return on the market portfolio of all the assets. The theory assumes a linear relationship required between the expected return and beta.

         In dissecting the CAPM theory, there are two relationships which must be analyzed. These are the risk of the project as measured by the beta cash flow, and the respective return on the market portfolio of typical assets in the economy. The beta is the measure of the volatility of risk and the growth of the investment return versus the Standard & Poor's 500 stock index. The beta is most commonly compared to the Standard & Poor's 500, the Wilshire Index, and the Standard & Poor's 100. For example, the beta is equal to one minus the movement of the Standard & Poor's 500. A beta of less than 1 is a lower risk than the marketplace, e.g. Standard & Poor's 500, and the converse is true of beta greater than 1.

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 14


RISK FREE RATE


         The "risk free rate" is the no-default risk of a security or portfolio. Three time periods are utilized in determining the risk free rate (the treasury note rate), which may be on a 10-, 20-, or 30-year period. The decision to use a particular rate varies on the term that most closely matches the cash flows and approximates the duration of the stock market index portfolio. The advantage of a 10-year rate is that the yield is less sensitive to unexpected changes in inflation and has a smaller beta than the 30-year rate. Traditionally, the liquidity premium is slightly lower on a 10-year bond than for a 30-year bond.


MARKET RISK PREMIUM

         The "market risk premium" is the spread between the expected rate of return on the market portfolio and the risk-free rate. A long time frame reduces the outlyers and abnormalities. Shorter periods do not reflect the adverse economic periods. The rates of return can be analyzed either geometrically or arithmetically. The advantage of the geometric analysis is that the rate of return is compounded and used by technicians of the market, whereas the arithmetic rate of return best represents the typical investor's expectations over time.

         The discount rate for NTS - Properties Plus Ltd. has been estimated by comparing the risk between investments in a company of a specific industry and investments in a broad portfolio of entities as a whole, such as the Standard & Poor's 500 average, over a one year period.

         The measure of risk has been developed as the result of extensive empirical research into the market pricing of risk. The risk index or "beta", has gained wide acceptance as a measure of the degree of risk incurred by investing in an individual company relative to a well-diversified portfolio

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 15


of common stocks."" Investing in the stock of a company with a beta of 1.10 means that the investment is 10% more volatile and risky than the average portfolio of common shares, while if a company has a beta of 0.90 this means that the investment is 10% less volatile and risky.

         The method involving the application of a beta factor to a market risk premium is generally used for publicly-traded partnerships. For purposes of NTS
- Properties Plus Ltd., this method is used to provide a basis for estimating an appropriate rate of return.

         Given the subject's history, the beta factor has been estimated at 1.0. This beta is based on similar office REIT investments with similar assets as the subject.

         When comparing the risk of NTS - Properties Plus Ltd. to that of the industry, there are often specific risks inherent that are not, or may not be present in partnerships being used as a benchmark for evaluation. Examples of specific risk factors are: key personnel issues (or management depth); financial structure; product, geographical, and customer diversification; earnings margins, stability, and predictability; and other risks associated with a particular company and/or investment.

         Based on an assessment of these issues, as well as our industry and valuation experience, an additional risk factor has been applied to the calculation of an appropriate cost of capital. This risk factor is based on a variety of factors, including the return as a percentage of total revenues.

        Risk-free rate                                               5.60%
        Plus
        The product of Market Risk Premium              18.77%
        Times Beta Factor                               x 1.00      18.77%
        Specific Investment Risk Premium
        (Additional Risk Factor)                                     2.00%
        Total CAPM                                                  26.37%
        Source: Ibbotson & Associates, Yearbook 1999, 10-year return

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 16


YIELD REQUIRED ON DEBT

         Since the above calculations only result in the required rate of return on equity capital, a further adjustment is necessary to arrive at the weighted-average-cost-of-capital. This adjustment involves an estimate of the cost of debt capital associated with anticipated debt acquired in this transaction. The average interest rate was based on the rate on NTS - Properties Plus Ltd's. recent debt which was approximately 8.47%, rounded to 8.5%.

WEIGHTED AVERAGE COST OF CAPITAL

         The required rates of return on equity and debt are then weighted to derive a weighted average cost of capital. For purpose of this analysis, it is assumed that the NTS - Properties Plus Ltd. would have a 30% equity and 70% debt to derive the low discount rate, and 55% equity and 45% debt to derive a high discount rate, optimistically.

         The WACC is debt computed by applying the following formula:

         WACC =[Per*(Equity/Total Capital)]+[(Debt/Total Capital)*IR] Where:

         Per = rate of return required on the equity portion of total capitalization

         IR= Interest Rate

         Applying this formula in this specific case results in the following estimate of the weighted average cost of capital:


                                     Low                                                     High
                                     ---                                                     ----
WACC =              30% (0.2637) + 70% (0.085)            WACC =           55% (0.2637) + 45% (0.085)

WACC =              .0792% +.0595%                        WACC =           .1450% + .0383%

WACC =              .1387%                                WACC =           .1833%

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 17


         Therefore, to estimate the present value of the future cash flows generated by the components, a 13.9% to 18.3% discount rate should be used, given the current level of risk associated with the industry and the operation of NTS - Properties Plus Ltd.

VALUE FROM DISCOUNTED CASH FLOW ANALYSIS

         In summary, it can be clearly observed that a specific discount rate cannot be easily ascertained. However, the investment community involved in partnerships, corporations, and varying legal real estate interests have similar objectives. These are to measure the risk of the investment versus the rate of return on the investment and likelihood of return of principal.

         As reflected on Figures 3 and 4, the indicated value from the discounted cash flow is ($1.46) to ($1.73) per interest, which includes the estimated value of Lakeshore III as partially occupied. The Lakeshore III construction mortgage interest is subtracted during the construction and initial lease up of the building until the stabilized occupancy is achieved.

VALUE SUMMARY

         Three methods have been used to determine the implied enterprise and equity value of NTS - Properties Plus Ltd. The variation in the concluding values is dependent on the methodology of each approach. A summary of the methods and implied equity value per unit is:

                                                   Low              High
Comparable Public Partnership Analysis            $0.59            $1.64
Comparable Transaction Analysis                   $1.25            $1.35
Discounted Cash Flow Analysis                    ($1.73)          ($1.46)

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 18


         The implied equity value derived by the corresponding analysis indicates a variation in the value per share of ($1.73) to $1.64. The mathematical results were weighted from the qualitative adjustments based on the differences in financial and operating characteristics of the comparable partnerships relative to NTS - Properties Plus Ltd. The greatest consideration is given to the discounted cash flow analysis which best represents the anticipated changes in the future cash flow. The cash flows for the next ten years are negative because of the debt service in place for the next six years. The mortgages are to be paid in full on all of the properties, except Lakeshore III, by 2007. Refinancing has not been considered in the analysis, but may be available on a larger amortization period of 20 to 25 years similar to that used for the Lakeshore III financing.

         The Comparable Transaction Analysis represents the maximum unit value based of the current motivations of the purchaser. The Comparable Public Partnership Analysis places the greatest emphasis on the current cash flow which for NTS - Properties Plus Ltd. is negative creating the lowest value.

         The Comparable Transaction Analysis sets the highest price for the partnership interest. A premium is applied to the stock price based on lateral mergers of similar real estate or real estate related corporations. The partnership price represents the maximum value.

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 19


                                  CERTIFICATION
                                  -------------

         This Certification is for the NTS - Properties Plus Ltd. The undersigned do hereby certify that:

         1. To the best of their knowledge and belief, the statements of facts contained in this appraisal report are true and correct.

         2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are personal, impartial, and unbiased professional analyses, opinions, and conclusions.

         3. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

         4. We have no present or prospective interest in the property that is the subject of this report, and no personal interest or bias with respect to the parties involved.

         5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         6. Our analyses, opinions, and conclusions were developed, and this appraisal report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         7. The use of this appraisal report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

NTS - Properties Plus Ltd. - Louisville, Kentucky                        Page 20

         8. George M. Chapman is currently certified under the continuing education programs of the Appraisal Institute.

                  As of the date of this report, I, George M. Chapman, MAI, SRA, CRE, have completed the requirements under the continuing education program of the Appraisal Institute (Through December 31, 2002).

         9. No one other than the undersigned prepared the analyses, conclusions, and opinions concerning comparative analysis that are set forth in this report.


---------------------------------
George M. Chapman, MAI, SRA, CRE

                       ASSUMPTIONS AND LIMITING CONDITIONS
                       -----------------------------------

         The accompanying is for NTS - Properties Plus Ltd. subject to the following assumptions and limiting conditions.

         1. The property is assumed to have a clear and marketable title such as any title company will insure, the rights of which can be conveyed by deed of the general warranty.

         2. No responsibility is assumed for matters legal or engineering in nature unless otherwise noted. Information provided by the client is assumed to be accurate.

         3. Any legal descriptions, property survey, site plans, site plats, drawings, and/or sketches contained herein were either furnished to the appraiser(s) or are based upon data provided to the appraiser(s). These items are included herein to assist the reader in visualizing the property. Although to the best of our knowledge, these items provide an accurate representation of the property, we have made no survey of the property, and we assume no responsibility in connection with such matters.

         4. The accompanying report is to be used as a whole and no part to be taken as a fraction thereof.

         5. Integra Realty Resources Kentucky-Southern Indiana associates are not required to give further consultation, to testify in court, or be in attendance in court regarding this appraisal report unless arrangements have been set out previously.

         6. Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of Integra Realty Resources Kentucky-Southern Indiana, particularly as to valuation conclusions, the identity of the appraiser or firm with which he/she is connected, or any reference to the Appraisal Institute.

         7. Any distribution of the valuation of this report applies only under the existing program of utilization. The separate valuations for real estate and business must not be used in conjunction with any other appraisal or report and are invalid if so used.

          8. The appraiser assumes that there are no hidden or unapparent conditions of the property, subsoil, or structures which would render it more or less valuable. The appraiser assumes no responsibility for such conditions or for engineering which might be required to discover such factors.

          9.      Responsible business enterprise ownership is assumed.

         10. The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

         11. The property history has been provided by conversations with various individuals involved with the chain of title contracts, deeds, leases, and closing statements. We have not performed a title search, nor do we warrant that the history, as presented herein, is completely accurate since we have relied upon the information of others. Any person or entity contemplating an interest in the subject should rely solely upon a title search and opinion prepared by a qualified attorney-at-law.

         12. Integra Realty Resources Kentucky-Southern Indiana requested a Level I and/or Level II environmental study, but it was not provided as of the date of this appraisal report. Integra Realty Resources Kentucky-Southern Indiana inspected the subject property and saw no "red flags" indicating the evidence of hazardous materials. Integra Realty Resources Kentucky-Southern Indiana has no knowledge of the existence of such materials on or in the property. Integra Realty Resources Kentucky-Southern Indiana, however, is not qualified to detect such substances. The presence of substances such as asbestos, radon, urea-formaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there are no such materials on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired. Further, Integra Realty Resources Kentucky-Southern Indiana reserves the right to adjust the values reported herein, based on an engineer's report of the presence of hazardous materials.

         13. The value estimate expressed herein assumes competent and aggressive management and/or marketing of the enterprise.

         14. It is assumed that any user of this appraisal report has obtained and reviewed all architectural data, such as property survey, building/site plans, and specifications, as well as all leases, if any.

         15. The value estimate expressed herein considers that all phases of development are under the same ownership.

         16. If the value estimate expressed herein relates to a fractional interest, it is not necessarily a conclusion of this appraisal report that the value of this fractional interest (plus the value of all other fractional interests) equal the value of the fee simple estate, considered as a sole interest.

         17. Certain information contained in this appraisal report has been furnished by others. The sources and the information are considered to be reliable but cannot be guaranteed.

                                      FIG 1




                              X 1000
       Time   _______________________________
       Frame  EBIT (A)      EBITDA (B)      Revenue  EBITDA             Units Wt. Avg.
              ------------------------------         Margin       Outstanding   $/unit
1        1997     $1,453    $2,950          $5,906   49.9%             35000    $397
2        1999     $2,124    $3,863          $7,848   49.2%             25000    $518
3        1999     $2,011    $2,883          $5,570   51.8%             28372    $330
4        2000     $1,065    $1,603          $2,746   66.4%             12000    $396
5        2000     $1,117    $1,954          $4,066   57.2%             19413    $484
6        2000     $1,852    $4,263          $10,802  43.4%             40000    $355

Mean
Median
Low estimate omitting the lowest
High estimate omitting the highest

Subject  1999     $175.6    $281.7           $639.0 44.1%                 643,650
Subject  2000     $183.0    $274.0           $580.0 47.2%                 643,650




           Trades      Multipliers
        ------------   -------------
        Units Trades   EBIT   EBITDA                 Edgar #
        -------------  --------------                -------
          4        2         9.56    4.71             795757
          30       3         6.10    3.35             702117
          48       4         4.66    3.25             795757
          73       4         4.46    4.46             312155
          103      4         8.41    8.41             757704
          117      4         7.67    7.67             765232
                             ----   -----
                              6.81   5.31
                              6.88   6.03
                              4.66   3.35
                              8.41   7.67

  $1.10  714     NA           4.03   2.51
  $1.30  23000   NA           4.57   3.05


Notes

1 Damson Birtcher Realty Income Fund I and II; Tender offer to buy to acquire over 50% of units by the general partner.

2 Krupp Realty Fund III; Offer made to purchase units in family partnership with intent to acquire controlling interest.

3    Davidson Growth Plus L.P.

4 Nononwy Real Property Investors Two; This partnership invests in income producing real properties including shopping centers, apartments complexes, office warehouses, and light industrial properties in or near urban areas

5    Nononwy Income fund II; This  partnership  invests in income producing real
     properties  including  shopping  centers,   apartments  complexes,   office
     warehouses, and light industrial properties in or near urban areas

6 NTS VII is a partnership that builds and operates apartments and commercial real estate in KY IN and FA

Subject           NTS-Properties Plus

(A) Earnings before interest and taxes
(B) Earnings before interest, taxes, depreciation, and amortization

                                      FIG 3




                            FY          2002         2003         2004          2005         2006         2007         2008
                                        YEAR 1       YEAR 2       YEAR 3        YEAR 4       YEAR 5       YEAR 6       YEAR 7
                                        1            2            3             4            5            6            7
Lakeshore 1                             $787,215     $943,531     $956,044      $770,131     $893,559     $986,033     $745,687
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership percentage    $60,537      $72,558      $73,520       $59,223      $68,715      $75,826      $57,343

Lakeshore 2                             $717,819     $950,927     $920,553      $729,278     $885,657     $1,001,890   $671,681
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership percentage    $55,200      $73,126      $70,791       $56,081      $68,107      $77,045      $51,652

Lakeshore 3                             $251,747     $470,114     $485,582      $491,186     $376,704     $336,837     $396,122
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership percentage    $19,359      $36,152      $37,341       $37,772      $28,969      $25,903      $30,462

Blankenbaker Office 1A                  $754,718     $754,718     $749,714     ($113,228)   ($582,313)    $442,655     $628,611
Percentage of ownership                 39%          39%          39%           39%          39%          39%          39%
Income based on ownership percentage    $294,340     $294,340     $294,340      $294,340     $292,388     ($44,159)   ($227,102)

Lakeshore 3 Permanent  Loan Proceeds                                                         $125,948
-----------------------------------------------------------------------------------------------------------------------------------
Partnership Gross Income                $410,077     $440,024     $438,650      $535,593     $429,210     $108,712    ($118,106)

EXPENSES
Administrative (1)                      $125,000     $128,750     $132,613      $136,591     $140,689     $144,909     $149,257
Debt Service (2)                        $391,460     $419,857     $448,254      $512,089     $512,089     $512,089     $375,866
-----------------------------------------------------------------------------------------------------------------------------------
Total Expenses                          $516,460     $548,607     $580,866      $648,680     $652,778     $656,998     $525,122
-----------------------------------------------------------------------------------------------------------------------------------
PARTNERSHIP CASH FLOW                   ($106,383)   ($108,583)   ($142,216)   ($113,087)   ($223,567)   ($548,286)   ($643,229)
-----------------------------------------------------------------------------------------------------------------------------------
DISCOUNT @ (3)             13.90%       0.877963     0.770819     0.676751      0.594162     0.521653     0.457992     0.402100
-----------------------------------------------------------------------------------------------------------------------------------
PRESENT VALUES                          ($93,400)    ($83,698)    ($96,245)     ($67,192)   ($116,625)   ($251,110)   ($258,642)
-----------------------------------------------------------------------------------------------------------------------------------
SUM OF DISCOUNTED NET cash flows                              ($1,270,320)      The value of the discounted cash flows from Year 1
                                                                                to Year 10
-----------------------------------------------------------------------------------------------------------------------------------
REVERSION CAPITALIZATION RATE IN YEAR 11                          $158,675      The reversion rate is the Year 11 cash flow
                                                                                discounted then divided by capitalization rate
                                                                                also 13.9%
-----------------------------------------------------------------------------------------------------------------------------------

VALUE OF NTS  PROPERTIES PLUS LTD.                                ($1,111,644)
-----------------------------------------------------------------------------------------------------------------------------------
DIVIDED BY NUMBER OF UNITS (4)                                    643,650
Per Unit                                                          ($1.73)
-----------------------------------------------------------------------------------------------------------------------------------


                            FY             2009          2010         2011         2012
                                           YEAR 8        YEAR 9       YEAR 10      YEAR 11
                                           8             9            10           11
Lakeshore 1                                $1,152,216    $1,088,927   $1,201,875   $1,207,057
Percentage of ownership                    7.69%         7.69%        7.69%        7.69%
Income based on ownership percentage       $88,605       $83,738      $92,424      $92,823

Lakeshore 2                                $911,643      $1,057,868   $1,192,543   $992,917
Percentage of ownership                    7.69%         7.69%        7.69%        7.69%
Income based on ownership percentage       $70,105       $81,350      $91,707      $76,355

Lakeshore 3                                $530,437      $529,965     $418,985     $380,484
Percentage of ownership                    7.69%         7.69%        7.69%        7.69%
Income based on ownership percentage       $40,791       $40,754      $32,220      $29,259

Blankenbaker Office 1A                     $930,138      $997,667     $977,179     $981,676
Percentage of ownership                    39%           39%          39%          39%
Income based on ownership percentage       $172,635      $245,158     $362,754     $389,090

Lakeshore 3 Permanent  Loan Proceeds
---------------------------------------------------------------------------------------------
Partnership Gross Income                   $331,346      $410,247     $546,885     $558,268

EXPENSES
Administrative (1)                         $153,734      $158,346     $1,155,302   $167,990
Debt Service (2)                           $297,961      $297,961     $297,961     $297,961
---------------------------------------------------------------------------------------------
Total Expenses                             $451,695      $456,307     $1,453,263   $465,951
---------------------------------------------------------------------------------------------
PARTNERSHIP CASH FLOW                      ($120,349)    ($46,060)    ($906,378)   $92,318
---------------------------------------------------------------------------------------------
DISCOUNT @ (3)             13.90%          0.353029      0.309946     0.272121     0.238913
---------------------------------------------------------------------------------------------
PRESENT VALUES                             ($42,487)     ($14,276)    ($246,645)   $22,056
---------------------------------------------------------------------------------------------
SUM OF DISCOUNTED NET cash flows
---------------------------------------------------------------------------------------------
REVERSION CAPITALIZATION RATE IN YEAR 11
---------------------------------------------------------------------------------------------
VALUE OF NTS  PROPERTIES PLUS LTD.
---------------------------------------------------------------------------------------------
DIVIDED BY NUMBER OF UNITS (4)
Per Unit
---------------------------------------------------------------------------------------------



FOOTNOTES

(1)  Administrative  fees  based on past and  current  estimates  of
     administrative   cost  from  NTS-Properties  Plus  for  2002.  Past  unpaid administrative cost are accumulated until year 10 at 8% per year.

     These cost estimates for the subsequent years have been projected to be $125,000 increase by 3% per year.

(2) Based on current debt service as provided to ICB and pro rata to NTS Properties Plus based on percentage or ownership.


                                                     Interest                     12/31/01    NTS         Balance for
                                                     Rate         Maturity Date   Balance    Properties   NTS Properties
                                                                                              Plus        Plus
              Blankenbaker Business Center 1A        8.50%        11/15/05       $2,697,393   39.00%      $1,051,983
              Lakeshore business Center Ph I         8.13%        8/01/08        $4,166,849    7.69%      $320,431
              Lakeshore business Center Ph II        8.13%        8/01/08        $4,483,083    7.69%      $344,749
              Lakeshore business Center Ph III(5)    9.12%        9/8/03         $1,722,179    7.69%      $132,436
              Totals                                 8.47%                       $13,069,504              $1,849,599



                                                                  NTS Properties
                                                   2002 Payments Plus 2002 Payment

              Blankenbaker Business Center 1A        $673,136      $262,523
              Lakeshore business Center Ph I         $732,022      $56,292
              Lakeshore business Center Ph II        $787,577      $60,565
              Lakeshore business Center Ph III(5)    $157,080      $12,079        $28,397     (6)
              Totals                               $2,349,815      $391,460


(3)  Discount rate based on CAPM

(4)  Number of shares based on 2000-Q2 10Q.

(5) The construction loan is still active with a remaining draw potential for tenant finish of $957,821 and is anticipated an additional $150,000 will be required to complete the tenant improvements. At the time of '80% occupancy the construction loan will be converted to a permanent loan. The rate today would be in the range of 7.5% for a 25 year mortgage. The mortgage annual payment will be $297,961 per year

(6) This is a prorated share of the estimated finishing costs, over the absorption period annually assuming a 3 year buildout.

                                      FIG 4




                           FY           2002         2003         2004          2005         2006         2007         2008
----------------------------------------------------------------------------------------------------------------------------------
                                        YEAR 1       YEAR 2       YEAR 3        YEAR 4       YEAR 5       YEAR 6       YEAR 7
----------------------------------------------------------------------------------------------------------------------------------
                                        1            2            3             4            5            6            7
----------------------------------------------------------------------------------------------------------------------------------
LAKESHORE 1                             $787,215     $943,531     $956,044      $770,131     $893,559     $986,033     $745,687
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership
percentage                              $60,537      $72,558      $73,520       $59,223      $68,715      $75,826      $57,343

Lakeshore 2                             $717,819     $950,927     $920,553      $729,278     $885,657     $1,001,890   $671,681
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership percentage    $55,200      $73,126      $70,791       $56,081      $68,107      $77,045      $51,652

Lakeshore 3                             $251,747     $470,114     $485,582      $491,186     $376,704     $336,837     $396,122
Percentage of ownership                 7.69%        7.69%        7.69%         7.69%        7.69%        7.69%        7.69%
Income based on ownership percentage    $19,359      $36,152      $37,341       $37,772      $28,969      $25,903      $30,462

Blankenbaker Office 1A                  $754,718     $754,718     $749,714      ($113,228)   ($582,313)   $442,655     $628,611
Percentage of ownership                 39%          39%          39%           39%          39%          39%          39%
Income based on ownership percentage    $294,340     $294,340     $294,340      $294,340     $292,388     ($44,159)    ($227,102)

Lakeshore 3 Permanent Loan Proceeds                                             $125,948
Partnership Gross Income                $410,077     $440,024     $438,650      $535,593     $429,210     $108,712     ($118,106)

Expenses
Administrative (1)                      $125,000     $128,750     $132,613      $136,591     $140,689     $144,909     $149,257
Debt Service (2)                        $391,460     $419,857     $448,254      $512,089     $512,089     $512,089     $375,866
Total Expenses                          $516,460     $548,607     $580,866      $648,680     $652,778     $656,998     $525,122
----------------------------------------------------------------------------------------------------------------------------------
PARTNERSHIP CASH FLOW                  ($106,383)   ($108,583)   ($142,216)    ($113,087)   ($223,567)   ($548,286)   ($643,229)
----------------------------------------------------------------------------------------------------------------------------------
DISCOUNT @ (3)             18.30%       0.845309     0.714547     0.604012      0.510577     0.431595     0.364831     0.308395
----------------------------------------------------------------------------------------------------------------------------------
PRESENT VALUES                          ($89,926)    ($77,588)    ($85,900)     ($57,740)    ($96,491)    ($200,032)   ($198,368)
----------------------------------------------------------------------------------------------------------------------------------
SUM OF DISCOUNTED NET cash flows                     ($1,016,402) The value of the discounted cash flows from Year 1 to Year 10
REVERSION CAPITALIZATION RATE IN YEAR 11             $79,433      The reversion rate is the Year 11 cash flow discounted then divided by the reversion capitalization rate also 18.3%
----------------------------------------------------------------------------------------------------------------------------------
VALUE OF NTS  PROPERTIES PLUS LTD.                   ($936,969)
----------------------------------------------------------------------------------------------------------------------------------
DIVIDED BY NUMBER OF UNITS (4)                       643,650
Per Unit                                             ($1.46)



                           FY              2009         2010         2011          2012
---------------------------------------------------------------------------------------------
                                           YEAR 8       YEAR 9       YEAR 10       YEAR 11
---------------------------------------------------------------------------------------------
                                           8            9            10            11
---------------------------------------------------------------------------------------------
LAKESHORE 1                                $1,152,216   $1,088,927   $1,201,875    $1,207,057
Percentage of ownership                    7.69%        7.69%        7.69%         7.69%
Income based on ownership
percentage                                 $88,605      $83,738      $92,424       $92,823

Lakeshore 2                                $911,643     $1,057,868   $1,192,543    $992,917
Percentage of ownership                    7.69%        7.69%        7.69%         7.69%
Income based on ownership percentage       $70,105      $81,350      $91,707       $76,355

Lakeshore 3                                $530,437     $529,965     $418,985      $380,484
Percentage of ownership                    7.69%        7.69%        7.69%         7.69%
Income based on ownership percentage       $40,791      $40,754      $32,220       $29,259

Blankenbaker Office 1A                     $930,138     $997,667     $977,179      $981,676
Percentage of ownership                    39%          39%          39%           39%
Income based on ownership percentage       $172,635     $245,158     $362,754      $389,090

Lakeshore 3 Permanent Loan Proceeds
Partnership Gross Income                   $331,346     $410,247     $546,885      $558,268

Expenses
Administrative (1)                         $153,734     $158,346     $1,155,302    $167,990
Debt Service (2)                           $297,961     $297,961     $297,961      $297,961
Total Expenses                             $451,695     $456,307     $1,453,263    $465,951
---------------------------------------------------------------------------------------------
PARTNERSHIP CASH FLOW                      ($120,349)   ($46,060)    ($906,378)    $92,318
---------------------------------------------------------------------------------------------
DISCOUNT @ (3)             18.30%          0.260689     0.220362     0.186274      0.157459
---------------------------------------------------------------------------------------------
PRESENT VALUES                             ($31,374)    ($10,150)    ($168,835)    $14,536
---------------------------------------------------------------------------------------------
SUM OF DISCOUNTED NET cash flows
REVERSION CAPITALIZATION RATE IN YEAR 11

---------------------------------------------------------------------------------------------
VALUE OF NTS  PROPERTIES PLUS LTD.
---------------------------------------------------------------------------------------------
DIVIDED BY NUMBER OF UNITS (4)
Per Unit


FOOTNOTES

(1) Administrative fees based on past and current estimates of administrative cost from NTS-Properties Plus for 2002. Past unpaid fee are accumulated until year 10 at 8% per year. These cost estimates for the subsequent years have been projected to be $125,000 increase by 3% per year.

(2) Based on current debt service as provided to ICB and pro rata to NTS Prop. Plus based on percentage or ownership.


                                                                                                   NTS
                                                     Interest     Maturity      12/31/01           Properties
                                                     Rate           Date        Balance            Plus

              Blankenbaker Business Center 1A        8.50%        11/15/05       $2,697,393        39.00%
              Lakeshore business Center Ph I         8.13%        8/01/08        $4,166,849        7.69%
              Lakeshore business Center Ph II        8.13%        8/01/08        $4,483,083        7.69%
              Lakeshore business Center Ph III(5)    9.12%        9/8/03         $1,722,179        7.69%
              Totals                                 8.47%                       $13,069,504


                                                        Balance for
                                                        NTS Properties             NTS Properties
                                                        Plus       2002 Payments   Plus 2002 Payment

              Blankenbaker Business Center 1A           $1,051,983   $673,136      $262,523
              Lakeshore business Center Ph I            $320,431     $732,022      $56,292
              Lakeshore business Center Ph II           $344,749     $787,577      $60,565
              Lakeshore business Center Ph III(5)       $132,436     $157,080      $12,079    $28,397      (6)
              Totals                                    $1,849,599   $2,349,815    $391,460

(3)  Discount rate based on CAPM

(4)  Number of shares based on 2000-Q2 10Q.

(5) The construction loan is still active with a remaining draw potential for tenant finish of $957,821 and is anticipated require about $150,000 to be required to complete the tenant improvements. At the time of 80% occupancy the construction loan will be converted to a $3,360,000 permanent loan. The rate today would be in the range of 7.5% for a 25 year mortgage. The permanent loan annual payment will be $297,961 per year

(6) This is a prorated share of the finishing budget, over the absorption period annually assuming a 3 year buildout.